Exhibit 10.1

FOURTH AMENDMENT TO
REVOLVING CREDIT, SECURITY AND WARRANT PURCHASE AGREEMENT

This FOURTH AMENDMENT TO REVOLVING CREDIT, SECURITY AND WARRANT PURCHASE AGREEMENT (this “Amendment”) dated and with effect as of May 3, 2013 is made and entered into by and between Roomlinx, Inc., a Nevada corporation (“Borrower”), and Cenfin LLC, a Delaware limited liability company (the “Lender”).

WHEREAS, the Borrower and the Lender are parties to that certain Revolving Credit, Security and Warrant Purchase Agreement dated as of June 5, 2009, as amended by that certain First Amendment to Revolving Credit, Security and Warrant Purchase Agreement dated as of March 10, 2010, that certain Second Amendment to Revolving Credit, Security and Warrant Purchase Agreement dated as of July 28, 2010 and that certain Third Amendment to Revolving Credit, Security and Warrant Purchase Agreement dated as of December 19, 2011 (the “Credit Agreement”).

WHEREAS, the Lender has requested and the Borrower has agreed to amend the Credit Agreement to provide that the making of any and all Revolving Loans shall be at the sole and absolute discretion of Lender.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments herein referred to, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE; DETERMINATION OF PURCHASE PRICE

Section 1.1   Use of Defined Terms. Unless otherwise defined herein or the context otherwise requires, terms for which meanings are provided in the Credit Agreement shall have such meanings when used in this Amendment.

ARTICLE II
AMENDMENTS

Section 2.1   Revolving Loans.  Sections 2.1(a) and 2.1(b) are hereby deleted and replaced in their entirety as follows:

“(a)           Revolving Credit Commitment. Subject to and upon the terms and conditions set forth herein, Lender may, in its sole and absolute discretion, at the request of the Borrower, lend to the Borrower, from time to time during the Revolving Credit Period, such Revolving Loans as may be requested by the Borrower in an aggregate principal amount not to exceed $25,000,000.00 outstanding at any time (the “Revolving Credit Commitment”); provided, that each Borrowing shall be in a principal amount of at least $20,000 and no more than $500,000.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Revolving Loans.

(b)  Funding of Revolving Loans.  The Revolving Loans may, in the Lender’s sole and absolute discretion in each instance, be disbursed, as the Borrower shall direct, upon the satisfaction of the conditions set forth in Sections 7.1 and 7.2.”

Section 2.2   Each Borrowing.

(a)  The introductory clause in Section 7.2 of the Credit Agreement is hereby deleted and replaced in its entirety as follows:

“The Lender shall have the complete and absolute discretion as to whether to make any Revolving Loans pursuant to this Agreement.  In the event the Lender elects to make any Revolving Loan, in its sole and absolute discretion, the making of each such Revolving Loan shall be subject to the satisfaction of the following conditions:”

(b)           Section 7.2 of the Credit Agreement is hereby further amended by deleting existing subsection (c) in its entirety.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1   Representations and Warranties. In order to induce the Lender to enter into this Amendment, the Borrower hereby represents and warrants to the Lender as of the date hereof, as follows:

(a)           Due Authorization, Non-Contravention, etc.  The execution, delivery and performance by the Borrower of this Amendment are within Borrower’s power, have been duly authorized by all necessary corporate action, and do not: (i) contravene the constituent documents of Borrower, (ii) violate any applicable law or regulation or any order of any governmental authority, (iii) violate or result in the default under any material indenture, agreement or other instrument binding upon the Borrower or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower, or (iv) result in the creation or imposition of any lien, claim or encumbrance on any asset of the Borrower, except for Permitted Liens.

(b)           Government Approval, Regulation, etc.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other person or entity is required for the due execution, delivery or performance by the Borrower of this Amendment.

(c)           Validity, etc.  This Amendment constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles or equity, regardless of whether considered in a proceeding in equity or at law.

ARTICLE IV
MISCELLANEOUS

Section 4.1   Ratification of and References to the Credit Agreement.  Except for the amendments expressly set forth above, the Credit Agreement and each other Transaction Document is hereby ratified, approved and confirmed in each and every respect.  Reference to this specific Amendment need not be made in the Credit Agreement, the Transaction Documents, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, and reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended.

Section 4.2   Incorporation of Article 10.  Article 10 of the Credit Agreement is incorporated by reference herein mulutis muiendis.

***********

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment to Revolving Credit, Security and Warrant Purchase Agreement as of the day and year first written above

CENFIN LLC

By:	/s/ Matthew Hulsizer
Name: Matthew Hulsizer
Title: Manager

ROOMLINX, INC.

By:	/s/ Michael S. Wasik
Name: Michael S. Wasik
Title: Chief Executive Officer